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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
Anadarko Petroleum Corporation

We consent to the incorporation by reference in the registration statement on Form S-8 of Anadarko Petroleum Corporation of our report dated January 26, 2000, with respect to the consolidated balance sheets of Anadarko Petroleum Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report is included in the December 31, 1999 Annual Report on Form 10-K of Anadarko Petroleum Corporation.

KPMG LLP

Houston, Texas
July 17, 2000